Exhibit 99.1

Press Release

Financial and Investor Contact:

Eric Slusser

770-951-6101

eric.slusser@gentiva.com

or     John Mongelli

770-951-6496

john.mongelli@gentiva.com

Media Contact:

Scott Cianciulli

Brainerd Communicators

212-986-6667

cianciulli@braincomm.com

Gentiva® Health Services Reports First Quarter 2012 Results

ATLANTA, GA, May 3, 2012 — Gentiva Health Services, Inc. (NASDAQ: GTIV), the largest provider of home health and hospice services in the United States based on revenue, today reported first quarter 2012 results.

First quarter 2012 financial highlights include:

•

Total net revenues of $435.7 million, a decrease of 3% compared to $451.1 million for the quarter ended March 31, 2011. Excluding the impact of branches sold or closed, 2012 first quarter total net revenues would have been up slightly compared to the first quarter of 2011. Net revenues included home health episodic revenues of $210.6 million, a decline of 4% compared to $220.4 million in the 2011 first quarter primarily due to the 2012 Medicare reimbursement rate reduction. Hospice revenues were $195.7 million in the first quarter of 2012, flat compared to $195.1 million in the 2011 first quarter. Hospice represented 45% of total net revenues in the first quarter of 2012, compared to 43% in the 2011 first quarter.

•

Income from continuing operations attributable to Gentiva shareholders of $4.8 million, or $0.16 per diluted share, compared to $13.0 million, or $0.42 per diluted share, for the first quarter of 2011.

•

Adjusted income from continuing operations attributable to Gentiva shareholders of $7.4 million, compared with $15.3 million in the comparable 2011 period. On a diluted per share basis, adjusted income from continuing operations attributable to Gentiva shareholders was $0.24 for the first quarter of 2012 compared to income of $0.49 for the

3350 Riverwood Parkway, Suite 1400, Atlanta, GA 30339

first quarter of 2011. In connection with the Company’s March 6, 2012 credit agreement amendment, Gentiva recorded $1.2 million in amendment fees and other related expenses which were included in selling, general and administrative expenses. In addition, the Company recorded a $0.5 million write-off of debt issuance costs to interest expense and other, net associated with the reduction of the Company’s revolving credit facility from $125 million to $110 million. Excluding these expenses, first quarter 2012 adjusted income from continuing operations attributable to Gentiva shareholders would have been $9.1 million, or $0.27 on a diluted per share basis, compared to $19.1 million, or $0.57 in the 2011 first quarter which was adjusted for refinancing related charges.

•

Adjusted earnings before interest, taxes, depreciation and amortization attributable to continuing operations (Adjusted EBITDA) decreased 29% to $41.9 million in the first quarter of 2012 as compared to $59.0 million in the first quarter of 2011. Adjusted EBITDA as a percentage of net revenues was 9.6% in the first quarter of 2012 versus 13.1% in the prior year period. Excluding the credit amendment fees discussed above, Adjusted EBITDA would have been $43.1 million in the first quarter of 2012.

Adjusted income from continuing operations attributable to Gentiva shareholders and Adjusted EBITDA exclude charges related to restructuring, acquisition and integration activities, the cost of legal settlements and other special items.

For the first quarter of 2012, the Company reported net income attributable to Gentiva shareholders of $4.8 million, or $0.16 per diluted share, compared to net income of $13.5 million, or $0.44 per diluted share, in the first quarter of 2011. These results included special items discussed above as well as the results from discontinued operations in 2011.

Credit Agreement Amendment

As disclosed previously, on March 6, 2012, Gentiva announced it obtained an amendment to its senior secured credit agreement to increase financial covenant flexibility through the remaining term of the facility.

Under the amendment, the maximum consolidated leverage ratio was increased to 6.25 to 1.00 for the quarters ending March 31, 2012 through September 30, 2014, and 5.75 to 1.00 thereafter. Minimum interest coverage was reduced to 2.00 to 1.00 for the quarters ending March 31, 2012 through June 30, 2013, 1.75 to 1.00 from September 30, 2013 through June 30, 2014, and 2.00 to 1.00 thereafter. Additionally, the definition of consolidated interest charges was modified to only reflect cash interest paid.

Interest rates applicable to outstanding Term A and B loans under the credit agreement were each increased by 175 basis points per annum. The LIBOR floor remained at 1.25 percent for each of the term loans. As a result of the amendment, the Company modified the definition of Consolidated EBITDA in the credit agreement to further allow the add-back of certain costs associated with non-recurring cash charges, the Company’s cost realignment initiative and legal settlements. Among other changes, the amendment provided the Company with the ability to make discounted prepayments of outstanding term loans through a Dutch auction process and reduced the size of its revolving credit facility from $125 million to $110 million.

Cash Flow and Balance Sheet Highlights

At March 31, 2012, the Company reported cash and cash equivalents of $72.8 million and outstanding debt of $938.1 million. During the first quarter of 2012, the Company paid down $50.0 million on its term loans. Since closing the Odyssey transaction in August 2010, the Company has repaid $166.9 million on its revolving credit facility and term loans. Total Company days sales outstanding, or DSO’s, was 61 days at March 31, 2012, compared to 52 days at March 31, 2011.

For the first quarter of 2012, net cash provided by operating activities was a negative $34.7 million, compared to $2.7 million in the prior year period. Free cash flow was a negative $38.5 million for the first quarter of 2012, compared to a negative $0.6 million in 2011. Cash flow was impacted in the first quarter of 2012 by higher DSO levels and the previously disclosed payment of $25 million to the United States related to an investigation of Odyssey’s provision of continuous care services prior to the Company’s acquisition of Odyssey in August of 2010. Free cash flow is calculated as net cash provided by operating activities less capital expenditures.

Stock Repurchase Plan

During the quarter, the Company announced that it entered into a stock repurchase plan under Rule 10b5-1 of the SEC to repurchase outstanding shares of its common stock under existing repurchase authorizations. A plan under Rule 10b5-1 allows a company to repurchase its shares at times when it might otherwise be prevented from doing so because of self-imposed trading blackout periods and because it possesses material non-public information. Subsequent to March 31, 2012, the Company repurchased 605.1 thousand shares at a total cost of $5.0 million under the 10b5-1 plan.

Full-Year 2012 Outlook

Gentiva reaffirmed its 2012 outlook for full-year net revenues to be in the range of $1.70 billion to $1.76 billion and adjusted income from continuing operations attributable to Gentiva shareholders to be in the range of $1.00 to $1.20 on a diluted per share basis. The adjusted income from continuing operations outlook includes the financial impact of its March 6, 2012 credit agreement amendment which has a higher interest expense and provides the Company significant covenant flexibility through the remaining term of the facility.

Adjusted income from continuing operations attributable to Gentiva shareholders excludes charges related to restructuring, acquisition and integration activities, the cost of legal settlements and other special items.

Non-GAAP Financial Measures

The information provided in this press release includes certain non-GAAP financial measures as defined under SEC rules. In accordance with SEC rules, the Company has provided, in the supplemental information and the footnotes to the tables, a reconciliation of those historical measures to the most directly comparable GAAP measures.

A reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP measure, is not accessible on a forward-looking basis without unreasonable effort due to the inherent difficulties in predicting the costs of restructuring, legal settlements and merger and acquisition activities, the results of discontinued operations and the impact of any future acquisitions or divestitures, which can fluctuate significantly and may have a significant impact on net income.

Conference Call and Webcast Details

The Company will comment further on its first quarter 2012 results during its conference call and live webcast to be held Thursday, May 3, 2012 at 9:00 a.m. Eastern Time. To participate in the call from the United States, Canada or an international location, dial (973) 935-2408 and reference call #70931383. The webcast is an audio-only, one-way event. Webcast listeners who wish to ask questions must participate in the conference call. Log onto http://investors.gentiva.com/events.cfm to hear the webcast. A replay of the call will be available on May 3 and will remain available continuously through May 10. To listen to a replay of the call from the United States, Canada or international locations dial (800) 585-8367 or (404) 537-3406 and enter the following PIN at the prompt: 70931383. Visit http://investors.gentiva.com/events.cfm to access the webcast archive. This press release is accessible at http://investors.gentiva.com/releases.cfm and a transcript of the conference call will be posted on the Company’s website.

About Gentiva Health Services, Inc.

Gentiva Health Services, Inc. is the nation’s largest provider of home health and hospice services based on revenue, delivering innovative, high quality care to patients across the United States. Gentiva is a single source for skilled nursing; physical, occupational, speech and neurorehabilitation services; hospice services; social work; nutrition; disease management education; help with daily living activities; and other therapies and services.

(unaudited tables and notes follow)

Gentiva Health Services, Inc. and Subsidiaries

Condensed Consolidated Financial Statements and Supplemental Information

(Unaudited)

(in 000’s, except per share data)	1st Quarter
	2012	2011
Statements of Comprehensive Income
Net revenues	$435,652	$451,109
Cost of services sold	232,861	230,756

Gross profit	202,791	220,353
Selling, general and administrative expenses	(173,707)	(172,733)
Interest income	661	665
Interest expense and other	(22,163)	(27,548)

Income from continuing operations before income taxes and equity in net earnings of CareCentrix	7,582	20,737
Income tax expense	(2,529)	(8,119)
Equity in net earnings of CareCentrix	—	554

Income from continuing operations	5,053	13,172
Discontinued operations, net of tax	—	447

Net income	5,053	13,619
Less: Net income attributable to noncontrolling interests	(213)	(167)

Net income attributable to Gentiva shareholders	$4,840	$13,452

Total comprehensive income	$5,053	$13,141

Earnings per Share
Basic earnings per share:
Income from continuing operations attributable to Gentiva shareholders	$0.16	$0.43
Discontinued operations, net of tax	—	0.02

Net income attributable to Gentiva shareholders	$0.16	$0.45

Weighted average shares outstanding	30,724	30,127

Diluted earnings per share:
Income from continuing operations attributable to Gentiva shareholders	$0.16	$0.42
Discontinued operations, net of tax	—	0.02

Net income attributable to Gentiva shareholders	$0.16	$0.44

Weighted average shares outstanding	30,959	30,789

Amounts attributable to Gentiva shareholders:
Income from continuing operations	$4,840	$13,005
Discontinued operations, net of tax	—	447

Net income	$4,840	$13,452

(in 000’s)

Condensed Balance Sheets
	Mar 31, 2012	Dec 31, 2011
ASSETS
Cash and cash equivalents	$72,762	$164,912
Accounts receivable, net (A)	312,768	290,589
Deferred tax assets, net	17,472	26,451
Prepaid expenses and other current assets	48,726	38,379

Total current assets	451,728	520,331

Note receivable from CareCentrix	25,000	25,000
Fixed assets, net	45,682	46,246
Intangible assets, net	211,802	214,874
Goodwill	641,669	641,669
Other assets	85,492	82,208

Total assets	$1,461,373	$1,530,328

LIABILITIES AND EQUITY
Current portion of long-term debt	$9,193	$14,903
Accounts payable	15,943	12,613
Payroll and related taxes	32,679	42,027
Deferred revenue	39,797	34,114
Medicare liabilities	24,553	23,066
Obligations under insurance programs	56,598	54,976
Accrued nursing home costs	26,047	24,223
Other accrued expenses	53,080	89,270

Total current liabilities	257,890	295,192

Long-term debt	928,932	973,222
Deferred tax liabilities, net	30,050	32,498
Other liabilities	34,776	26,885
Total equity	209,725	202,531

Total liabilities and equity	$1,461,373	$1,530,328

Common shares outstanding	30,902	30,779

(A)	Accounts receivable, net included an allowance for doubtful accounts of $12.8 million and $11.6 million at March 31, 2012 and December 31, 2011, respectively.

(in 000’s)

	1st Quarter
Condensed Statements of Cash Flows	2012	2011
OPERATING ACTIVITIES:
Net income	$5,053	$13,619
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	7,430	7,614
Amortization and write-off of debt issuance costs	3,686	6,418
Provision for doubtful accounts	2,262	2,581
Equity-based compensation expense	1,631	1,641
Windfall tax benefits associated with equity-based compensation	—	(194)
Equity in net earnings of CareCentrix	—	(555)
Deferred income tax benefit	6,531	2,754
Changes in assets and liabilities, net of effects from acquisitions and dispositions:
Accounts receivable	(24,441)	(20,449)
Prepaid expenses and other current assets	(10,347)	2,489
Current liabilities	(31,593)	(13,274)
Other, net	5,083	77

Net cash (used in) provided by operating activities	(34,705)	2,721

INVESTING ACTIVITIES:
Purchase of fixed assets	(3,793)	(3,317)

Net cash used in investing activities	(3,793)	(3,317)

FINANCING ACTIVITIES:
Proceeds from issuance of common stock	705	4,652
Windfall tax benefits associated with equity-based compensation	—	194
Repayment of long-term debt	(50,000)	(3,438)
Debt issuance costs	(4,125)	(13,457)
Repayment of capital lease obligations	(37)	(76)
Other	(195)	(239)

Net cash used in financing activities	(53,652)	(12,364)

Net change in cash and cash equivalents	(92,150)	(12,960)
Cash and cash equivalents at beginning of period	164,912	104,752

Cash and cash equivalents at end of period	$72,762	$91,792

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Interest paid	$27,776	$32,318
Income taxes paid	$247	$613

A reconciliation of Free cash flow to Net cash provided by operating activities follows:

	1st Quarter
	2012	2011
Net cash (used in) provided by operating activities	$(34,705)	$2,721
Less: Purchase of fixed assets	(3,793)	(3,317)

Free cash flow	$(38,498)	$(596)

(in 000’s)

Supplemental Information	1st Quarter
	2012	2011
Segment Information (2)
Net revenues
Home Health	$239,964	$256,039
Hospice	195,688	195,070

Total net revenues	$435,652	$451,109

Operating contribution (5)
Home Health	$25,876	$41,882
Hospice	32,482	36,137

Total operating contribution	58,358	78,019

Corporate administrative expenses	(21,844)	(22,805)
Depreciation and amortization	(7,430)	(7,594)
Interest expense and other, net (6)	(21,502)	(26,883)

Income from continuing operations before income taxes and equity in net earnings of CareCentrix	$7,582	$20,737

Home Health operating contribution margin %	10.8%	16.4%
Hospice operating contribution margin %	16.6%	18.5%

	1st Quarter
	2012	2011
Net Revenues by Major Payer Source:
Medicare
Home Health	$190,618	$201,628
Hospice	181,998	181,000

Total Medicare	372,616	382,628
Medicaid and local government	19,460	20,929
Commercial insurance and other:
Paid at episodic rates	19,974	18,726
Other	23,602	28,826

Total commercial insurance and other	43,576	47,552

Total net revenues	$435,652	$451,109

A reconciliation of Adjusted EBITDA to Net income attributable to Gentiva shareholders follows:

	1st Quarter
	2012	2011

Adjusted EBITDA (3)	$41,905	$58,979
Restructuring, legal settlement and acquisition and integration costs (5)	(5,391)	(3,765)

EBITDA (5)	36,514	55,214
Depreciation and amortization	(7,430)	(7,594)
Interest expense and other, net (6)	(21,502)	(26,883)

Income from continuing operations before income taxes and equity in net earnings of CareCentrix	7,582	20,737
Income tax expense (9)	(2,529)	(8,119)
Equity in net earnings of CareCentrix	—	554

Income from continuing operations	5,053	13,172
Discontinued operations, net of tax (4)	—	447

Net income	5,053	13,619
Less: Net income attributable to noncontrolling interests	(213)	(167)

Net income attributable to Gentiva shareholders	$4,840	$13,452

A reconciliation of Adjusted income from continuing operations attributable to Gentiva shareholders to Income from continuing operations follows: (3)

	1st Quarter
	2012	2011

Adjusted income from continuing operations attributable to Gentiva shareholders	$7,445	$15,264
Restructuring, legal settlement and acquisition and integration costs (5)	(3,181)	(2,259)
Tax valuation allowance on OIG legal settlement	576	—

Income from continuing operations attributable to Gentiva shareholders	4,840	13,005
Add back: Net income attributable to noncontrolling interests	213	167

Income from continuing operations	$5,053	$13,172

Adjusted income from continuing operations attributable to Gentiva shareholders per diluted share	0.24	0.49
Restructuring, legal settlement and acquisition and integration costs (5)	(0.10)	(0.07)
Tax valuation allowance on OIG legal settlement	0.02	—

Income from continuing operations attributable to Gentiva shareholders per diluted share	0.16	0.42
Add back: Net income attributable to noncontrolling interests	—	—

Income from continuing operations per diluted share	$0.16	$0.42

Operating Metrics

	1st Quarter
	2012	2011
Home Health
Episodic admissions	51,400	50,900
Total episodes	73,400	72,800
Episodes per admission	1.43	1.43
Revenue per episode	$2,870	$3,025

Hospice
Admissions	13,800	14,900
Average daily census	13,800	13,900
Patient days (in thousands)	1,256	1,250
Revenue per patient day	$156	$156
Length of stay at discharge (in days)	93	92
Revenue by patient type
Routine	97%	97%
General Inpatient & Other	3%	3%

Notes:

1.	The comparability between reporting periods has been affected by the following items:

a.	During the fourth quarter of 2011, the Company closed 34 locations (25 home health and 9 hospice) and sold 9 home health branches as a result of a comprehensive review of its branch structure, support infrastructure and other significant expenditures in response to the challenging Medicare reimbursement rate environment. The Company’s revenues for the first quarter of 2012 were negatively impacted by approximately $19 million as compared to the first quarter of 2011.

b.	The first quarter of 2012 included 91 days of activity as compared to 90 days for the first quarter of 2011 due to 29 days in February 2012 versus 28 days in February 2011.

2.	The Company’s senior management evaluates performance and allocates resources based on operating contributions of the operating segments, which exclude corporate expenses, depreciation, amortization, and interest expense and other (net), but include revenues and all other costs directly attributable to the specific segment.

3.	Adjusted EBITDA, a non-GAAP financial measure, is defined as income from continuing operations before interest expense and other (net of interest income), income taxes, depreciation and amortization and excluding charges relating primarily to restructuring, legal settlements and acquisition and integration activities. Management uses Adjusted EBITDA to evaluate overall performance and compare current operating results with other companies in the healthcare industry. Adjusted EBITDA should not be considered in isolation or as a substitute for income from continuing operations, net income, operating income or cash flow statement data determined in accordance with accounting principles generally accepted in the United States. Because Adjusted EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States and is susceptible to varying calculations, it may not be comparable to similarly titled measures in other companies. Adjusted EBITDA presented in the Supplemental Information relates to the Company’s continuing operations.

Adjusted income from continuing operations attributable to Gentiva shareholders is defined as income from continuing operations attributable to Gentiva shareholders, excluding tax reserves relating to the OIG settlement and charges relating to restructuring, legal settlements and acquisition and integration activities.

4.	Discontinued operations consist of the financial results of the Company’s Rehab Without Walls and IDOA businesses. Net revenues and operating results associated with these operating units for the first quarter of 2011 were as follows (dollars in thousands):

1st Quarter 2011
Net revenues	$7,706

Operating income before income taxes	$741
Income tax expense	(294)

Discontinued operations, net of tax	$447

5.	Operating contribution and EBITDA included charges relating to restructuring, legal settlements and acquisition and integration activities of $5.4 million for the first quarter of 2012 as compared to $3.8 million for the corresponding periods of 2011.

For the first quarter of 2012, the Company recorded (i) restructuring costs of $0.8 million and (ii) legal settlement reserves of $5.0 million, associated with a tentative settlement of the Wilkie wage and hour lawsuit, partially offset by a reduction in acquisition and integration costs of $0.4 million, primarily relating to favorable lease settlements associated with Odyssey HealthCare, Inc.

For the first quarter of 2011, the Company recorded (i) restructuring costs of $1.3 million and (ii) acquisition and integration costs of $2.5 million, primarily relating to the acquisition of Odyssey HealthCare, Inc.

These charges were reflected as follows for segment reporting purposes (dollars in millions):

	1st Quarter
	2012	2011
Home Health	$5.8	$0.3
Hospice	(0.2)	0.7
Corporate expenses	(0.2)	2.8

Total	$5.4	$3.8

6.	Interest expense and other, net for the first quarter of 2012 included charges of approximately $0.5 million relating to the write-off of deferred debt issuance costs associated with Amendment No. 3 to the Company’s credit agreement. Interest expense and other, net for the first quarter of 2011 included charges of approximately $3.8 million relating to the write-off of deferred debt issuance costs and costs of terminating the Company’s interest rate swaps in connection with the refinancing of the indebtedness outstanding under its credit agreement.

7.	The Company’s effective tax rate was a tax provision of 33.4% for the first quarter of 2012 as compared to a tax provision of 39.2% for the first quarter of 2011. During the first quarter of 2012, the Company recorded a favorable tax reserve adjustment upon resolution of an uncertain tax position associated with the deductibility of a portion of the Company’s settlement payment to the Office of the Inspector General. Excluding the impact of the favorable tax reserve adjustment, the Company’s effective tax rate relating to its continuing operations would have been 41.7% for the first quarter of 2012.

Forward-Looking Statement

Certain statements contained in this news release, including, without limitation, statements containing the words “believes,” “anticipates,” “intends,” “expects,” “assumes,” “trends” and similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based upon the Company’s current plans, expectations and projections about future events. However, such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the following: economic and business conditions; demographic changes; changes in, or failure to comply with, existing governmental regulations; the impact on our Company of healthcare reform legislation and its implementation through governmental regulations; legislative proposals for healthcare reform; changes in Medicare, Medicaid and commercial payer reimbursement levels; the outcome of any inquiries into the Company’s operations and business practices by governmental authorities; effects of competition in the markets in which the Company operates; liability and other claims asserted against the Company; ability to attract and retain qualified personnel; ability to access capital markets; availability and terms of capital; loss of significant contracts or reduction in revenues associated with major payer sources; ability of customers to pay for services; business disruption due to natural disasters, pandemic outbreaks, or terrorist acts; ability to successfully integrate the operations of acquisitions the Company may make and achieve expected synergies and operational efficiencies within expected time-frames; ability to maintain compliance with its financial covenants under the Company’s credit agreement; effect on liquidity of the Company’s debt service requirements; and changes in estimates and judgments associated with critical accounting policies and estimates. For a detailed discussion of certain of these and other factors that could cause actual results to differ from those contained in this news release, please refer to the Company’s various filings with the Securities and Exchange Commission, including the “Risk Factors” section contained in the Company’s annual report on Form 10-K for the year ended December 31, 2011.

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